Paulson Capital Corp. Reports First Quarter 2011 Results

PORTLAND, OR -- (Marketwire - May 12, 2011) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net loss of $381,210 (or ($0.07) per share) for the three months ended March 31, 2011 versus a loss of $240,064 (or ($0.04) per share) for March 31, 2010. Revenues for March 31, 2011 totaled $4,921,967 versus $4,771,855 for the same period in 2010.

Chester L.F. Paulson, Chairman, stated:

"Equity markets in general, and microcap markets in particular, have always experienced significant volatility. As a result, the value of the securities held in our trading and investment accounts experience large quarterly fluctuations. The investing public remains reluctant to get involved in the market and that has a big effect on our business. Small projects are designed primarily for individual investors as opposed to institutions."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010